UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Arris Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2005
To the Stockholders of ARRIS Group, Inc.:
      The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia, on Wednesday, May 25, 2005 at 9:00 a.m. local time, for the purposes of (a) electing seven directors, (b) approving the appointment of Ernst & Young LLP as the independent registered public accounting firm for ARRIS Group, Inc. for 2005 and (c) transacting such other business as may be brought before the meeting or any adjournment(s) thereof.
      It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date, and promptly return the enclosed proxy in the envelope provided.
      The Board of Directors has fixed the close of business on April 8, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting. The list of stockholders as of the date of record will be made available at the offices of the Company at the above address and will be available at the meeting.
      A copy of ARRIS Group, Inc.’s Annual Report to Stockholders for the fiscal year ended December 31, 2004, is enclosed. Additional copies of this report may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis,
Secretary
Suwanee, Georgia
April 13, 2005

PROXY STATEMENT
STOCKHOLDER PROPOSALS
VOTING
ELECTION OF DIRECTORS
NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2006
APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF AUDIT COMMITTEE
Pension Plan
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
STOCK PERFORMANCE GRAPH

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
OF ARRIS GROUP, INC.
To Be Held May 25, 2005
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation. The Company’s corporate headquarters is located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 770-622-8400). This proxy statement and form of proxy are first being mailed to stockholders on or about April 18, 2005. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on May 25, 2005 at 9:00 a.m. local time at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia or any adjournment(s) thereof.
      This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to forward proxy materials to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation for a fee of $6,000 plus expenses.
STOCKHOLDER PROPOSALS
      Proposals of stockholders intended to be present at the 2006 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 15, 2005, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to the 2006 Annual Meeting of Stockholders.
VOTING
      Shares of Common Stock of the Company represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked) will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted IN FAVOR OF the election as directors of the nominees listed herein, IN FAVOR OF approving the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2005, and in the discretion of the appointed proxies, upon such other business as may properly be brought before the meeting.
      Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy or (2) attending the meeting and voting his or her shares in person.
      The Board of Directors has fixed the close of business on April 8, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.
      As of April 8, 2005, 87,770,698 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.
      A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy.
      In the absence of controlling precedent to the contrary, the Company intends to treat broker non-votes in the following manner. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of Common Stock present or represented by proxy and entitled to vote. Proxies which contain a broker non-vote are counted towards a quorum and voted on the matters indicated.
      If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

•	Election of Directors — Election requires a plurality of the votes of the shares represented at the meeting. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

•	Approval of Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm — Approval of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2005 requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal, although they will count toward the presence of a quorum.
ELECTION OF DIRECTORS
      In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. The current number of Directors has been set by the Board at seven. Upon his re-election at this year’s Annual Meeting, Mr. Stanzione will serve as Chairman of the Board.
NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2006

Name:	Alex B. Best
Age:	63
Director Since:	2003
ARRIS Board Committee:	Compensation Committee and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part- time basis. From 1966 through 1986, Mr. Best worked for Scientific Atlanta, and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.
Other directorships:	Concurrent Computer, Inc.

Name:	Harry L. Bosco
Age:	59
Director Since:	2002
ARRIS Board Committee:	Audit Committee and Nominating and Corporate Governance Committee (Chair)
Principal occupation and recent business experience:	Since 2000, Mr. Bosco has served as the Chief Executive Officer, President and a Director of OpNext, Inc., an optical component company privately owned by Hitachi Ltd. and Clarity Partners. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.

Name:	John Anderson Craig
Age:	62
Director since:	1998
ARRIS Board Committee:	Audit Committee and Compensation Committee
Principal occupation and recent business experience:	Mr. Craig is a business consultant. From September 1999 through March 2000, Mr. Craig was Chief Marketing Officer of Nortel Networks, Inc. From 1981 to March 2000, he held numerous senior management positions within Northern Telecom Inc., now known as Nortel Networks Inc.
Other directorships:	Bell Canada International and CAE, Inc.

Name:	Matthew B. Kearney
Age:	65
Director Since:	2003
ARRIS Board Committee:	Audit Committee
Principal occupation and recent business experience:	Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from November 1993 through May 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.

Name:	William H. Lambert
Age:	67
Director since:	1997
ARRIS Board Committee:	Compensation Committee (Chair) and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:	Mr. Lambert is retired. From 1988 to 1997, Mr. Lambert served as the Chairman, President and Chief Executive Officer of TSX Corporation, which was acquired by ARRIS in 1997. Mr. Lambert has been a private investor since 1998.

Name:	John R. Petty
Age:	74
Director since:	1993
ARRIS Board Committee:	Audit Committee (Chair) and Nominating and Corporate Governance Committee. Mr. Petty is also the lead independent director.
Principal occupation and recent business experience:	Mr. Petty is the Chairman and CEO of TECSEC Incorporated, a data security company. Mr. Petty also serves as the Chairman of Federal National Payables, Inc., Federal National Commercial, Inc., and Federal National Services, Inc., since 1992. Mr. Petty has been a private investor since 1988.

Name:	Robert J. Stanzione
Age:	57
Director since:	1998
ARRIS Board Committee	None
Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since January 1, 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since May 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation. Mr. Stanzione is a board member of the National Cable & Telecommunications Association (NCTA).

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITS
NOMINEES LISTED AS DIRECTORS.
APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of Arris Group, Inc. for the fiscal year ending December 31, 2005, subject to stockholder approval. This firm has audited the accounts of the Company since 1993. If stockholders do not approve this appointment the Committee will consider other independent registered public accounting firms. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL
OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT
      The following table sets forth, as of March 31, 2005, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

	Shares	Shares That May	Total Shares —
	Beneficially	Be Acquired	Percentage of
Name of Beneficial Owner(1)	Owned(2)	Within 60 days	Class if> 1%(3)

Alex B. Best	14,800	—	14,800	*
Harry L. Bosco	21,100	—	21,100	*
J. A. Ian Craig	34,800	7,500	42,300	*
Matthew B. Kearney	14,800	—	14,800	*
William H. Lambert	33,750	7,500	41,250	*
John R. Petty	34,400	15,000	49,400	*
Robert J. Stanzione	86,609	1,678,898	1,765,507	2.0%
Lawrence A. Margolis	67,042	454,090	521,132	*
James D. Lakin	64,738	252,890	317,628	*
David B. Potts	29,118	212,790	241,908	*
Ron Coppock	8,779	204,591	213,370	*
All directors, nominees and executive officers as a group including the above named persons	473,488	3,347,149	3,784,637	4.3%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes 113,750 stock units awarded to directors that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all currently exercisable options and options that may be exercised within 60 days as deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage.
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
      The following table sets forth information as of March 31, 2005, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon SEC filings by the person.

		Amount and Nature of	Percent
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	of Class

Common	Cramer Rosenthan McGlynn, LLC	4,810,173	5.5%
	520 Madison Avenue
	New York, NY 10022
Common	Dimensional Fund Advisors, Inc.	5,575,962	6.4%
	1299 Ocean Avenue, 11th Floor
	Santa Monica, CA 90401

EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2004:

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to be	Weighted-Average	Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights(1)	1st Column)(2)

Equity compensation plans approved by security holders	11,039,166	$8.48	7,200,570
Equity compensation plans not approved by security holders(3)	17,000	—	—

Total	11,056,166	$8.48	7,200,570

(1)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(2)	Includes securities available for future issuance under ARRIS’ 2004 Stock Incentive Plan (5,968,500), 2002 Stock Incentive Plan (40,556), 2001 Stock Incentive Plan (325,520), and 2001 Employee Stock Purchase Plan (865,994).

(3)	In March 2003, the Company granted shares of restricted stock to 27 former employees of Atoga Systems, Inc. (the assets of which the Company had acquired) in order to induce them to become employees of the Company’s subsidiary Arris International, Inc. These employees have never been officers or directors of the Company or its subsidiaries. The employees received, in the aggregate, 500,000 restricted shares of Common Stock, vesting in fourths each successive six months from the award date and in thirds in the case of one employee, so long as, in each case, the employee remains in the employ of the Company on such anniversary dates. None of the employees received an award of more than 50,000 shares.
BOARD AND COMMITTEE MATTERS
Compensation of Directors
      During 2004, the Company paid its non-employee directors annual retainers of $46,000. Fifty percent of this retainer was paid in the form of stock units which convert to Common Stock on a one-for-one basis and the remaining fifty percent was paid in cash. In addition, the Company paid each director a cash fee of $2,000 for each Board meeting attended in person and $500 for each Board meeting attended by phone. The Company paid the Chairman of the Audit Committee an annual retainer of $10,000 and each other member of the Audit Committee an annual retainer of $2,500. Further, the Company paid the Chairman of the Compensation Committee and the Chairman of the Nominating Committee an annual retainer of $2,500. The Company paid a meeting fee of $1,000 to each member of a committee who attended a committee meeting in person and a meeting fee of $500 to each member who attended a committee meeting by phone.
Committees of the Board of Directors and Meeting Attendance
      The Board of Directors has Compensation, Audit, and Nominating and Corporate Governance Committees. Each member of the Compensation, Audit, and Nominating and Corporate Governance Committees is “independent” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.
      The Board of Directors held seven meetings in 2004. During 2004, each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served.

      The Company has not adopted a formal policy on Board members’ attendance at annual meetings of stockholders. This year, there is a regularly scheduled Board meeting on the same day as the annual meeting of stockholders and all directors are encouraged to attend the 2005 annual meeting of stockholders. Of the Company’s seven directors at the time, two directors attended the 2004 annual meeting of stockholders on May 26, 2004.

Audit Committee
      The Audit Committee in 2004 consisted of Messrs. Petty (Chairperson), Bosco, Craig, and Kearney. Information regarding the functions performed by the Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors on December 12, 2003, which is available on the Company’s website at http://www.arrisi.com. Mr. Petty, the Chairperson of the Audit Committee, is also the lead independent director. The Audit Committee held thirteen meetings in 2004.

Compensation Committee
      The Compensation Committee in 2004 consisted of Messrs. Lambert (Chairperson), Craig and Best. No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company. The Compensation Committee is governed by a written charter, which is available on the Company’s website at http://www.arrisi.com. The Compensation Committee generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants. The Compensation Committee held six meetings in 2004.

Nominating and Corporate Governance Committee
      The Board of Directors has a Nominating and Corporate Governance Committee. The Committee’s operations are governed by a written charter that, among other things, provides that:

•	the Committee consist of members who are “independent” in accordance with the definitions of “independence” adopted by the NASD; and

•	the Committee identifies individuals qualified to become directors and recommends candidates to the Board of Directors.
      A copy of the current charter is available on the Company’s website at http://www.arrisi.com.
      The Nominating and Corporate Governance Committee in 2004 consisted of Messrs. Bosco (Chairperson), Craig, Lambert, and Petty. Each of these members satisfies the independence requirements contained in the Committee’s charter. The Nominating and Corporate Governance Committee held two meetings in 2004.
      With respect to the Committee’s evaluation of director nominee candidates, the Committee has no formal requirements or minimum standards for the individuals that it nominates. Rather, the Committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).
      The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide stockholders with a diverse and experienced Board of Directors.
      With respect to the identification of nominee candidates, the Committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but could do so in the future.
      The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the Committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).
      This information should be sent to the Nominating and Corporate Governance Committee, c/o Lawrence Margolis, Corporate Secretary, Arris Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement. For potential nominees to be considered at the 2006 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 15, 2005.
      In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.
      Each of the nominees for election as a director at the Annual Meeting was nominated by the Board of Directors. Each of the nominees currently is a director.

Communication with the Board
      Stockholders may communicate with the Board of Directors by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.
Audit Committee Financial Experts
      The Board of Directors believes that each of its Audit Committee members is financially literate as defined by the current listing standards of the NASD. Additionally, the Board has identified John Petty and Matthew Kearney as audit committee financial experts, as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
REPORT OF AUDIT COMMITTEE
      Pursuant to its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be, or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of our Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that our Company’s independent registered public accounting firm is in fact independent.
      Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.
      We reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability of the Company’s accounting principles required by Statement on Auditing Standards No. 61, and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, we discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to the Company with their independence.
      We discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and the independent registered public accounting firm, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed proposed interim financial statements with management and the independent registered public accounting firm. We oversaw the implementation of and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
      In 2004, we had thirteen meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. In addition, we have selected the Company’s independent registered public accounting firm.
John R. Petty, Audit Committee Chairman
Harry L. Bosco, Audit Committee Member
John A. Craig, Audit Committee Member
Matthew B. Kearney, Audit Committee Member
EXECUTIVE COMPENSATION
      The following tables set forth information about the compensation paid to the Company’s Chief Executive Officer, and the four most highly compensated Company executive officers for the last fiscal year.
Summary Compensation Table

						Long Term
						Compensation Awards

		Annual Compensation				Restricted	Securities
Name and						Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary($)	Bonus($)	Other($)		Awards($)	Awards(#)	Payouts($)	Compensation($)(1)

Robert J. Stanzione	2004	585,000	600,000	—		—	220,000	—	4,898
Chief Executive Officer	2003	585,000	—	—		—	375,000	—	45,488
	2002	600,000	376,500	—		—	455,000	—	51,596
Lawrence A. Margolis	2004	331,500	204,000	13,870		—	100,000	—	1,200
Executive Vice President	2003	331,500	—	58,102	(2)	—	170,000	—	19,081
of Strategic Planning,	2002	340,000	128,010	58,585	(2)	—	205,000	—	25,689
Administration, and Chief
Counsel
James D. Lakin	2004	273,675	150,000	—		—	100,000	—	1,961
President, Broadband	2003	273,675	—	—		—	160,000	—	15,800
	2002	280,692	88,067	—		—	90,000	—	21,693
David B. Potts	2004	260,071	150,000	—		24,500	100,000	—	1,706
Executive Vice President,	2003	246,461	—	—		—	150,000	78,200	13,829
Chief Financial Officer,	2002	252,780	79,310	—		—	75,000	236,300	13,428
Chief Information Officer
Ronald M. Coppock	2004	231,300	130,000	—		24,500	90,000	—	1,200
President, Worldwide Sales	2003	210,600	—	—		—	120,000	—	13,162
	2002	204,079	67,770	—		—	71,042	—	13,200

(1)	Represents contributions by the Company to a supplemental savings plan and a life insurance plan.

(2)	Includes $45,000 for forgiveness of relocation advance.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable
						Value at Assumed
	Number of		% of Total			Annual Rates of
	Securities		Options			Stock Price Appreciation
	Underlying		Granted to			for Option Term(2)
	Options		Employees in	Exercise or Base	Date of
Name	Granted(#)		Fiscal Year	Price ($/sh)	Expiration	5%($)	10%($)

Robert J. Stanzione	220,000	(1)	9.3%	$4.90	5/25/2014	$647,488	$1,669,551
Lawrence A. Margolis	100,000	(1)	4.2%	$4.90	5/25/2014	294,313	758,887
James D. Lakin	100,000	(1)	4.2%	$4.90	5/25/2014	294,313	758,887
David B. Potts	100,000	(1)	4.2%	$4.90	5/25/2014	294,313	758,887
Ronald M. Coppock	90,000	(1)	3.8%	$4.90	5/25/2014	264,881	682,998

(1)	The options vest in thirds beginning on the anniversary of the date of grant.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years, assuming the fair market price of the Common Stock on the date of grant (the average of the high and low on the date of grant) appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are for presentation purposes only and are not predictions of future stock prices.
Aggregated Option Exercises in Last Fiscal Year
And Fiscal Year-End Option Value

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares Acquired	Value	Options at FY-End(#)	Options at FY-End($)
	on Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Robert J. Stanzione	—	—	1,564,300/645,700	$1,191,038/$1,482,162
Lawrence A. Margolis	112,200	133,817	403,250/291,750	$550,969/$677,931
James D. Lakin	—	—	208,300/276,700	$262,355/$524,745
David B. Potts	—	—	169,450/255,550	$223,517/$494,583
Ronald M. Coppock	27,847	108,606	164,585/199,444	$140,094/$422,245

(1)	The value of the unexercised options was calculated using the difference between the option exercise price and the fiscal year-end fair market value (the average of the high and the low stock price on December 31, 2004) of $7.09 per share, multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      To assure the continued services of its key officers, the Company has entered into employment agreements with certain executive officers, including Messrs. Stanzione, Margolis, Lakin, Potts, and Coppock. The salaries and bonus opportunities specified in these agreements (see “Employment Contracts and Termination of Employment and Change-In-Control Arrangements,”) were initially determined after reviewing publicly available information on the compensation practices of cable companies and distributors and manufacturers of sophisticated electronic products. (No attempt was made to limit these companies to the companies in the published industry index used in the “Performance Graph.”) However, because of the differences in size and business between these companies and ARRIS, the salaries and bonus opportunities specified in the employment agreements were subjectively determined by the Committee to be within the Committee’s goal of salaries within the median of the range paid by others for comparable positions and bonus opportunities within the high end of the range provided by others for comparable positions. Prior to July 1, 2004, salaries for all executive officers had been frozen since their last salary adjustment in mid-2001, and in July 2003, all executive officers took a 5% reduction in their salaries. As of July 1, 2004, salaries for all executive officers were reinstated at the levels following the mid-2001 salary adjustment; however, two executive officers received additional salary increases as a result of changes in their respective job titles and their related increased responsibilities.
      Annual bonus targets are set as a percentage of base salary compensation. In 2004, this percentage was approximately 100% for Mr. Stanzione, and 50% to 60% for the other named officers. Actual bonuses can range from zero to 150% (200% for Messrs. Stanzione and Margolis) of target, dependent upon the achievement of goals set at the beginning of the year. No bonuses were paid with respect to the calendar year 2003. Bonuses were paid, as shown in the compensation table, with respect to the calendar year 2004. These bonuses were paid pursuant to the provisions of bonus plans in effect for 2004 that were based upon achieving earnings per share targets, excluding certain items (a non-GAAP measure), in 2004. Earnings per share, excluding certain items, increased from a loss of $(0.28) per share in 2003 to earnings of $0.14 per share in 2004, which was in excess of the bonus target. In calculating bonus targets, the Company considers performance after making adjustments for certain items (a non-GAAP measure) because of their nature. A reconciliation of our GAAP to our non-GAAP earnings per share can be found on our website. In addition to the improvement in earnings per share, revenues were up approximately 13% year over year, the Company’s cash, cash equivalents, and short term investments position at the end of the year was $103 million (up $18 million), and the year ended with substantial backlog and a book-to-bill ratio of 1.05 for 2004. In light of these substantial financial improvements and performance achieved under the bonus plans, the Committee believed the bonuses were earned and properly paid.
      The Compensation Committee has the authority to and does regularly retain outside consultants to assist in its analysis of the Company’s compensation policies and actions.
      The components of executive officer compensation related to the performance of the Company are the portions of the annual bonus awards based on financial performance and the ultimate value of long-term incentive awards as determined by the stock market. The executive officers, particularly the Chief Executive Officer, have suffered substantial losses (not reflected in accompanying tables) in the positions in the Company’s stock that they are required to maintain by the Company’s stock ownership guidelines and vesting restrictions in grants they have earned.
      It is the policy of the Company to structure its compensation in a manner which will avoid the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 on the deductibility of executive compensation under Section 162 (m) of the Internal Revenue Code to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner.
William H. Lambert, Compensation Committee Chairman
John A. Craig, Compensation Committee Member
Alex B. Best, Compensation Committee Member

Pension Plan

	Years of Service

Remuneration	10	15	20	25	30	35

$150,000	$16,492	$24,737	$32,983	$41,229	$49,475	$49,475
200,000	22,992	34,487	45,983	57,479	68,975	68,975
250,000	29,492	44,237	58,983	73,729	88,475	88,475
300,000	35,992	53,987	71,983	89,979	107,975	107,975
350,000	42,492	63,737	84,983	106,229	127,475	127,475
400,000	48,992	73,487	97,983	122,479	146,975	146,975
450,000	55,492	83,237	110,983	138,729	166,475	166,475
500,000	61,992	93,987	123,983	154,979	185,975	185,975
550,000	68,492	102,737	136,983	171,229	205,475	205,475
600,000	74,992	112,487	149,983	187,479	224,975	224,975
650,000	81,492	122,237	162,983	203,729	244,475	244,475
700,000	87,992	131,987	175,983	219,979	263,975	263,975
      The amounts in the table above are annual straight-line annuity amounts (which are not reduced for Social Security benefits) payable upon retirement at age 65 under the Company’s funded defined benefit pension plan and an unfunded supplementary defined benefit pension plan. The benefits are determined by the average of the five highest consecutive years of salary and bonus during an employee’s last ten years of service. Bonus is attributable to the year in which it is paid not the year for which it is accrued. Thus, the covered remuneration for 2004 was the salary for 2004 and the bonus accrued for 2003 in the “Summary Compensation Table.” In 1999, the Company adopted changes in its retirement plans that enabled plan participants to elect to freeze their benefits in the funded pension plan as of December 31, 1999, in exchange for better matching contributions in the future by the Company under its 401(k) savings plan and supplemental savings plan; however, the Company suspended 401(k) and deferred compensation matching contributions in 2003. In 2004, the Company reinstated a partial matching contribution to the 401(k) savings plan. Messrs. Stanzione and Margolis elected to freeze their benefits in the funded pension plan and, for purposes of the plan, are credited with approximately 12 (actual service tripled pursuant to employment agreement) and 15 years of service, respectively, and their then annual remuneration was $649,499 and $451,200, respectively. As of December 31, 2004, Messrs. Stanzione, Margolis, Lakin, Potts and Coppock have approximately 27 (actual service tripled pursuant to employment agreement), 22, 8, 9 and 14 years of service, respectively. Messrs. Stanzione and Margolis, as well as Messrs. Latin, Potts, and Coppock, continue to participate in the unfunded supplementary pension plan that provides benefits based on the remuneration that is in excess of the remuneration that the federal tax rules permit to be considered in determining benefits under the funded pension plan, which was $205,000 in 2004. For a discussion of additional retirement agreements with Mr. Stanzione, see “Employment Contracts and Termination of Employment and Change in Control Arrangements.”
EMPLOYMENT CONTRACTS AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
      Employment contracts. The Company has entered into employment agreements with Messrs. Stanzione, Margolis, Lakin, Potts and Coppock. The employment agreements obligate these officers to continue to serve the Company and for the Company to continue to employ these officers until the employment agreements are terminated by the required prior notice or for cause or good reason as defined in the employment agreements or until the employment agreements expire in the case of Messrs. Stanzione and Margolis when they reach the ages of 62 and 65 respectively, in the case of Mr. Coppock in 2005, and in the case of Messrs. Lakin and Potts in 2006. The employment agreements provide for minimum salaries equal to current salaries (and for minimum annual increases for Messrs. Stanzione and Margolis, which, in the case of both individuals, were waived in 2002, 2003, and 2004) and for the Company to determine annual bonus opportunities targeted at 100% of salary for Mr. Stanzione, and 50% or 60% of salary for the other officers.
      Termination of employment. If the employment agreements are terminated without cause by the Company or with good reason by the executive, the employment agreements provide for the vesting of options to purchase shares of Common Stock and for the continuation of employment benefits (including salaries and bonuses) for three years in the case of Mr. Stanzione, two years in the case of Mr. Margolis, and one year in the case of Messrs. Lakin, Potts and Coppock. The employment agreements prohibit each officer from working for a competitor while receiving these benefits from the Company. Mr. Stanzione has agreed to serve as a consultant to the Company during the period he is receiving these benefits.
      Change of control. Good reason for termination of the employment agreement includes in the case of Messrs. Margolis, Lakin, Potts and Coppock, a change of control, and in addition in the case of Mr. Stanzione no longer being a chief executive of a significant public company or otherwise having his position materially diminished after a change of control. A change of control occurs, subject to certain exceptions, if any person becomes, directly or indirectly, the beneficial owner of securities representing more than 25% to 30% of the combined voting power of the Company’s then outstanding voting securities, or if substantially all the Company’s assets are sold or a comparable transaction occurs, or if certain changes in composition of the Company’s Board of Directors occurs.
      Special retirement provisions. The Company has agreed to establish a supplemental retirement plan for Mr. Stanzione that, together with the Company’s other pension plans will provide Mr. Stanzione at age 62 a monthly single life annuity of approximately 50% of his final average compensation. His final average compensation is defined as one-twelfth of his then annual salary plus one-twelfth of his then typical annual bonus. His then typical annual bonus shall be the annual average of the three highest full year bonuses for the five full years (or such lesser number of years) after 2001. If Mr. Stanzione terminates his employment prior to age 62 because of a change of control, he is guaranteed that his total pension benefits from the Company will not be less than $33,333 a month.

STOCK PERFORMANCE GRAPH
      Below is a graph comparing total stockholder return on the Company’s stock from December 31, 1999 through December 31, 2004, with the Standard & Poor’s 500 and the Index of NASDAQ U.S. Stocks of entities in the industry of electronics and electrical equipment and components, exclusive of computer equipment, (SIC 3600-3699), prepared by the Research Data Group, Inc.. The stock performance graph assumes the investment of $100 on December 31, 1999 and reinvestment of all dividends.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04

ARRIS GROUP, INC	100.00	21.66	26.74	9.78	19.84	19.29

S&P 500	100.00	90.89	80.09	62.39	80.29	89.02

Peer Group	100.00	86.66	66.62	34.10	61.29	56.34

      Notwithstanding anything to the contrary set forth in any other of the Company’s filings under the Securities Act of 1933, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph presented above shall not be incorporated by reference into any such filings.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2005. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2004. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows:
Audit Fees
      Fees for audit services totaled $2,627,978 and $1,340,737 in 2004 and 2003, respectively, and include fees associated with the annual audits, the Sarbanes Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, and audit consultations.
Audit-Related Fees
      Fees for audit-related services totaled $58,000 and $528,084 in 2004 and 2003, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with benefit plans, and audits in connection with consummated acquisitions.
Tax Fees
      Fees for tax services including tax compliance, tax advice and tax planning totaled $134,354 and $255,005 in 2004 and 2003, respectively.
All Other Fees
      Fees for all other services not included above totaled $0 and $67,636 for 2004 and 2003, respectively, primarily related to actuarial services requested by the Company. The Audit Committee believes that such non-audit services in 2003 were compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm.
Audit Committee Pre-Approval Policy
      The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.
      The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.

CONCLUSION
      The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary
April 13, 2005

DETACH PROXY CARD HERE

Mark, Sign, Date and Return	x
the Proxy Card Promptly
Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

1.	Election of the following nominees as directors:					FOR	AGAINST	ABSTAIN

	FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY ☐	*EXCEPTIONS ☐	2.	Approval of the appointment of Ernst & Young LLP as independent registered public accountants.	☐	☐	☐

Nominees:	Alex B. Best, Harry L. Bosco, John Anderson Craig, Matthew B. Kearney, William H. Lambert, John R. Petty, and Robert J. Stanzione.	3.	In their discretion, such other matters as properly may come before the meeting or at any adjournment(s) thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).			PLEASE CHECK BOX IF YOU INTEND TO BE PRESENT AT MEETING.	☐
*Exceptions			COMMENT / ADDRESS CHANGE Please mark this box if you have written comment / address change on the reverse side.	☐

SCAN LINE

IMPORTANT: Please date this proxy and sign exactly as your name appears hereon. Executors, administrators, trustees, guardians and officers signing in a representative capacity should give full title.	Date Share Owner sign here	Co-Owner sign here

4901

ARRIS GROUP, INC.

PROXY SOLICITED BY AND ON BEHALF OF
THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert J. Stanzione, Lawrence A. Margolis and David B. Potts and each of them (with full power of substitution in each) proxies of the undersigned to vote at the annual meeting of ARRIS Group, Inc. to be held at 9:00 a.m., eastern time, May 25, 2005, at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia, and at any adjournments thereof, all of the shares of Common Stock of ARRIS Group, Inc. in the name of the undersigned on the record date.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND IN FAVOR OF THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, as set forth in the proxy statement accompanying this proxy.

(Continued, and to be dated and signed on the reverse side.)

COMMENTS / ADDRESS CHANGE: PLEASE MARK
COMMENT / ADDRESS BOX ON REVERSE SIDE
ARRIS GROUP, INC. P.O. BOX 11340
NEW YORK, N.Y. 10203-0340